SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

   INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b),
               (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT
                                  TO 13d-2 (b)

                             (Amendment No._______)*

                             QuickLogic Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    74837P108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 20 Pages


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                            13 G                  Page 2 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Technology Venture Investors-4, L.P. ("TVI-4")
                      Tax ID Number:  94-3088804
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

            NUMBER OF                 5       SOLE VOTING POWER
             SHARES
          BENEFICIALLY                        1,420,571 shares, except that TVIM-4, the general partner of TVI-4, may
          OWNED BY EACH                       be deemed to have sole voting power,  and John  Johnston  ("Johnston"),
            REPORTING                         Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"),  Burton J.
             PERSON                           McMurtry  ("McMurtry")  and  Mark G.  Wilson  ("Wilson"),  the  general
              WITH                            partners of TVIM-4,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,420,571 shares, except that TVIM-4, the general partner of TVI-4, may be  deemed  to  have  sole  dispositive  power,  and  Johnston,  Kagle,
                                              Marquardt,  McMurtry and Wilson, the general partners of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,420,571

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                             [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    8.05%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                           13 G                  Page 3 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Partners-4, L.P. ("TVIP-4")
                      Tax ID Number:  94-3084677
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF
          SHARES                      5        SOLE VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                           166,039 shares,  except that TVIM-4, the general partner of TVIP-4, may
         REPORTING                             be deemed to have sole voting power,  and John  Johnston  ("Johnston"),
          PERSON                               Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"),  Burton J.
           WITH                                McMurtry  ("McMurtry")  and  Mark G.  Wilson  ("Wilson"),  the  general partners of TVIM-4,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              166,039 shares,  except that TVIM-4, the general partner of TVIP-4, may be  deemed  to  have  sole  dispositive  power,  and  Johnston,  Kagle,
                                              Marquardt,  McMurtry and Wilson, the general partners of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       166,039

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                   0.94%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

                                                                                                               PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                           13 G                  Page 4 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Associates-4, L.P. ("TVIA-4")
                      Tax ID Number:  94-3154357
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
           NUMBER OF
            SHARES                      5        SOLE VOTING POWER
         BENEFICIALLY
         OWNED BY EACH                        5,021 shares,  except that TVIM-4, the general partner of TVIA-4, may be
           REPORTING                          deemed to have sole voting power, and John Johnston ("Johnston"), Robert
            PERSON                            C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
             WITH                             ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
                                              TVIM-4,  may be  deemed  to have  shared  power  to vote  these  shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                    -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              5,021 shares,  except that TVIM-4, the general partner of TVIA-4, may be deemed to have sole dispositive power, and Johnston,  Kagle,  Marquardt,
                                              McMurtry and Wilson,  the general  partners of TVIM-4,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       5,021

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.03%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                            13 G                  Page 5 of 20 Pages
----------------------------------------------------------                     --------------------------------------
------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Associates-4 1988, L.P. ("TVIA `88-4")
                      Tax ID Number:  94-3084676
------------ --------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------
           NUMBER OF
            SHARES                   5        SOLE VOTING POWER
         BENEFICIALLY
         OWNED BY EACH                        4,664 shares, except that TVIM-4, the general partner of TVIA `88-4, may
           REPORTING                          be deemed to have sole voting  power,  and John  Johnston  ("Johnston"),
            PERSON                            Robert C. Kagle ("Kagle"),  David F. Marquardt ("Marquardt"),  Burton J.
             WITH                             McMurtry  ("McMurtry")  and  Mark  G.  Wilson  ("Wilson"),  the  general partners  of TVIM-4,  may be deemed to have  shared  power to vote these shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              4,664 shares, except that TVIM-4, the general partner of TVIA `88-4, may
                                              be  deemed  to  have  sole  dispositive  power,  and  Johnston,   Kagle,
                                              Marquardt,  McMurtry and Wilson,  the general partners of TVIM-4, may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       4,664

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.03%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                            13 G                  Page 6 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Management-4, L.P. ("TVIM-4")
                      Tax ID Number:  94-3088676
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
------------------------------------ -------- ------------------------------------------------------------------------

              NUMBER OF              5        SOLE VOTING POWER
               SHARES
            BENEFICIALLY                      1,596,295 shares of which 1,420,571 are directly owned by TVI-4, 166,039
            OWNED BY EACH                     are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
              REPORTING                       4,664 are directly owned by TVIA `88-4. TVIM-4 is the general partner of
               PERSON                         TVI-4,  TVIP-4,  TVIA-4 and TVIA  `88-4,  and may be deemed to have sole
                WITH                          power to vote such shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              1,596,295 shares of which 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4. TVIM-4 is the general partner of
                                              TVI-4,  TVIP-4,  TVIA-4 and TVIA  `88-4,  and may be deemed to have sole power to dispose of such shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,596,294
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.05%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             PN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                          13 G                  Page 7 of 20 Pages
----------------------------------------------------------                     --------------------------------------


------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Technology Venture Investors-3, L.P. ("TVI-3")
                      Tax ID Number:  94-2944879
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------------------------------ -------- ------------------------------------------------------------------------
         NUMBER OF
          SHARES                     5        SOLE VOTING POWER
       BENEFICIALLY
       OWNED BY EACH                          84,131 shares,  except that TVIM-3, the general partner of TVI-3, may be
         REPORTING                            deemed to have sole voting power, and John Johnston ("Johnston"), Robert
          PERSON                              C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry
           WITH                               ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
                                              TVIM-3,  may be  deemed  to have  shared  power  to vote  these  shares.
                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              84,131 shares,  except that TVIM-3, the general partner of TVI-3, may be deemed to have sole dispositive power, and Johnston,  Kagle,  Marquardt,
                                              McMurtry and Wilson,  the general  partners of TVIM-3,  may be deemed to have shared power to dispose of these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       84,131

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                          [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.48%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             OO
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                           13 G                  Page 8 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      TVI Management-3, L.P. ("TVIM-3")
                      Tax ID Number:  94-2944878
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             California
------------ ---------------------------------------------------------------------------------------------------------

                NUMBER OF            5        SOLE VOTING POWER
                 SHARES
              BENEFICIALLY                    85,746  shares,  of which 1,615 are directly  owned by TVIM-3 and 84,131
              OWNED BY EACH                   are directly owned by TVI-3. John Johnston ("Johnston"), Robert C. Kagle
                REPORTING                     ("Kagle"),   David  F.  Marquardt  ("Marquardt"),   Burton  J.  McMurtry
                 PERSON                       ("McMurtry")  and Mark G. Wilson  ("Wilson"),  the  general  partners of
                  WITH                        TVIM-3, may be deemed to have shared power to vote these shares.

                                     -------- ------------------------------------------------------------------------

                                     6        SHARED VOTING POWER
                                              See response to row 5.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              85,746  shares,  of which 1,615 are directly  owned by TVIM-3 and 84,131 are directly owned by TVI-3. Johnston,  Kagle,  Marquardt,  McMurtry and
                                              Wilson,  the general  partners  of TVIM-3,  may be deemed to have shared dispositive power with respect to these shares.
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              See response to row 7.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       85,746

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                        [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    0.49%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             OO

------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.   74837P108                                            13 G                  Page 9 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON

1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      John Johnston ("Johnston")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                       0 shares
           OWNED BY EACH
             REPORTING               -------- ------------------------------------------------------------------------
              PERSON
               WITH                  6        SHARED VOTING POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4. Johnston is a general partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4. Johnston is a general partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,041

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.53%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                            13 G                  Page 10 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
             NAME OF REPORTING PERSON

1            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      David F. Marquardt ("Marquardt")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF
             SHARES                 5         SOLE VOTING POWER
          BENEFICIALLY                        0 shares
          OWNED BY EACH
            REPORTING               --------  ------------------------------------------------------------------------
             PERSON
              WITH                  6         SHARED VOTING POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4.  Marquardt is a general  partner of TVIM-3,  the  general  partner of TVI-3,  and of TVIM-4,  the general partner of TVI-4,  TVIP-4,  TVIA-4 and TVIA `88-4,  and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4.  Marquardt is a general  partner of TVIM-3,  the  general  partner of TVI-3,  and of TVIM-4,  the general partner of TVI-4,  TVIP-4,  TVIA-4 and TVIA `88-4,  and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,041

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.3%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                          13 G                  Page 11 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Robert C. Kagle ("Kagle")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
           NUMBER OF
            SHARES                   5        SOLE VOTING POWER
         BENEFICIALLY                         0 shares
         OWNED BY EACH
           REPORTING                -------- ------------------------------------------------------------------------
            PERSON
             WITH                    6        SHARED VOTING POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly  owned by TVIA `88-4.  Kagle is a general  partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly  owned by TVIA `88-4.  Kagle is a general  partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,041

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                            [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.3%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                            13 G                  Page 12 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Burton J. McMurtry ("McMurtry")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------ ---------------------------------------------------------------------------------------------------------
            NUMBER OF
             SHARES                  5        SOLE VOTING POWER
          BENEFICIALLY                        0 shares
          OWNED BY EACH
            REPORTING                -------- ------------------------------------------------------------------------
             PERSON
              WITH                   6        SHARED VOTING POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4. McMurtry is a general partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4. McMurtry is a general partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to dispose of such shares.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,041

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                           [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.3%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


----------------------------------------------------------                     --------------------------------------
CUSIP NO.    74837P108                                          13 G                  Page 13 of 20 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON

             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
                      Mark G. Wilson ("Wilson")
                      Tax ID Number:
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                    (a)  [ ]             (b)  [X]

------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY

------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S. Citizen
------------------------------------ -------- ------------------------------------------------------------------------

            NUMBER OF                5        SOLE VOTING POWER
             SHARES                           0 shares
          BENEFICIALLY
          OWNED BY EACH              -------- ------------------------------------------------------------------------
            REPORTING
             PERSON                  6        SHARED VOTING POWER
              WITH
                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4.  Wilson is a general  partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to vote such shares.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER

                                              0 shares
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER

                                              1,682,041 shares, of which 84,131 are directly owned by TVI-3, 1,615 are directly owned by TVIM-3, 1,420,571 are directly owned by TVI-4, 166,039 are directly  owned by TVIP-4,  5,021 are  directly  owned by TVIA-4 and
                                              4,664 are directly owned by TVIA `88-4.  Wilson is a general  partner of
                                              TVIM-3, the general partner of TVI-3, and of TVIM-4, the general partner of  TVI-4,  TVIP-4,  TVIA-4  and TVIA  `88-4,  and may be deemed to have shared power to dispose of such shares.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON                                                                       1,682,041

------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES*                                                                         [ ]

------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                                                                                    9.3%

------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON*

             IN
------------ ---------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 14 of 20 Pages

ITEM 1(a).        NAME OF ISSUER:

                  QuickLogic Corporation

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  1277 Orleans Drive
                  Sunnyvale, California 94089

ITEM 2(a).        NAME OF PERSONS FILING:

                  This Statement is filed by Technology Venture Investors-3, L.P., a California limited partnership ("TVI-3"), TVI Management-3, L.P., a California limited partnership ("TVIM-3"), Technology Venture Investors-4, L.P., a Delaware limited partnership ("TVI-4"), TVI Partners-4, L.P., a Delaware limited partnership ("TVIP-4"), TVI Associates-4, L.P., a Delaware limited partnership ("TVIA-4"), TVI
                  Associates-4 1988, L.P., a Delaware limited partnership ("TVIA `88-4"), TVI Management-4, L.P., a Delaware limited partnership ("TVIM-4"), Robert C. Kagle ("Kagle"), David F. Marquardt ("Marquardt"), Burton J. McMurtry ("McMurtry"), Mark
                  G. Wilson ("Wilson") and John R. Johnston ("Johnston"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

                  TVIM-3 is the general partner of TVI-3, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-3. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-3, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-3 and TVIM-3.

                  TVIM-4 is the general partner of TVI-4, TVIP-4, TVIA-4 and TVIA `88-4, and may be deemed to have sole power to vote and sole power to dispose of shares of the issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4. Kagle, Marquardt, McMurtry, Wilson and Johnston are the general partners of TVIM-4, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by TVI-4, TVIP-4, TVIA-4 and TVIA `88-4.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal office for each of the Reporting Persons is:

                  Technology Venture Investors
                  2480 Sand Hill Road, Suite 101
                  Menlo Park, CA  94025

                               Page 15 of 20 Pages

ITEM 2(c)         CITIZENSHIP:

                  TVI-3 and TVIM-3 are California limited partnerships, TVI-4, TVIM-4, TVIP-4, TVIA-4 and TVIA `88-4 are Delaware limited partnerships, and Kagle, Marquardt, McMurtry, Wilson and Johnston are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER:

                  CUSIP # 74837P108

ITEM 3.           Not Applicable

                               Page 16 of 20 Pages

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1999:

                  (a) Amount beneficially owned:

                        See Row 9 of cover page for each Reporting Person.

                  (b) Percent of Class:

                        See Row 11 of cover page for each Reporting Person.

                  (c) Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                  See Row 5 of cover page for each Reporting Person.

                  (ii)  Shared power to vote or to direct the vote:

                  See Row 6 of cover page for each Reporting Person.

                  (iii) Sole power to  dispose or to direct the  disposition of:

                  See Row 7 of cover page for each Reporting Person.

                  (iv)  Shared power to dispose or to direct the disposition of:

                  See Row 8 of cover page for each Reporting Person.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  Not applicable.

                               Page 17 of 20 Pages

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON:

                  Under certain circumstances set forth in the limited partnership agreements of TVI-3, TVI-4, TVIP-4, TVIA-4, TVIA `88-4, TVIM-3 and TVIM-4, the general and limited partners of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                  COMPANY:

                  Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                  Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

                  Not applicable

ITEM 10.          CERTIFICATION:

                  Not applicable

                               Page 18 of 20 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 7, 2000

                                      /s/ Mark G. Wilson

                                      Mark G.  Wilson,  on behalf of TVIM-3  and
                                      TVIM-4  in  his   capacity  as  a  general
                                      partner  thereof,  on behalf of TVI-3,  in
                                      his capacity as a general  partner of TVIM
                                      3, the general partner of TVI-3, on behalf
                                      of  TVI-4,  in his  capacity  as a general
                                      partner of TVIM-4,  the general partner of
                                      TVI-4,   on  behalf  of  TVIP-4,   in  his
                                      capacity as a general partner of TVIM-4, the general partner of TVIP-4, on behalf of TVIA-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA-4, and on behalf of TVIA `88-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA `88-4.

/s/ Robert C. Kagle                   /s/ Mark G. Wilson
--------------------------------      ------------------------------------------
ROBERT C. KAGLE                       MARK G. WILSON

/s/ David F. Marquardt                /s/ John R. Johnston
--------------------------------      ------------------------------------------
DAVID F. MARQUARDT                    JOHN R. JOHNSTON

/s/ Burton J. McMurtry
-------------------------------
BURTON J. MCMURTRY

                               Page 19 of 20 Pages

                                  EXHIBIT INDEX

                                                                     Found on
                                                                   Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------

Exhibit A:  Agreement of Joint Filing                                  20

                               Page 20 of 20 Pages

                                    EXHIBIT A

                            Agreement of Joint Filing

                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of QuickLogic Corporation shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date:  February 7, 2000

                                      /s/ Mark G. Wilson

                                      Mark G.  Wilson,  on behalf of TVIM-3  and
                                      TVIM-4  in  his   capacity  as  a  general
                                      partner  thereof,  on behalf of TVI-3,  in
                                      his capacity as a general  partner of TVIM
                                      3, the general partner of TVI-3, on behalf
                                      of  TVI-4,  in his  capacity  as a general
                                      partner of TVIM-4,  the general partner of
                                      TVI-4,   on  behalf  of  TVIP-4,   in  his
                                      capacity as a general partner of TVIM-4, the general partner of TVIP-4, on behalf of TVIA-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA-4, and on behalf of TVIA `88-4, in his capacity as a general partner of TVIM-4, the general partner of TVIA `88-4.

/s/ Robert C. Kagle                   /s/ Mark G. Wilson
--------------------------------      ------------------------------------------
ROBERT C. KAGLE                       MARK G. WILSON

/s/ David F. Marquardt                /s/ John R. Johnston
--------------------------------      ------------------------------------------
DAVID F. MARQUARDT                    JOHN R. JOHNSTON

/s/ Burton J. McMurtry
--------------------------------
BURTON J. MCMURTRY